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                                                                   EXHIBIT 23.01



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts" in the Registration Statement (Form S-3) and related Prospectus of VERITAS Software Corporation for the registration of $100,000,000 5-1/4% Convertible Subordinated Notes Due 2004 and shares of Common Stock issuable upon conversion thereof and to the incorporation by reference therein of our report dated January 28, 1998, with respect to the consolidated financial statements and schedule of VERITAS Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                            ERNST & YOUNG LLP

San Jose, California
February 27, 1998